Exhibit 10.18

December 19, 2022

Thomas Holz

[*****]

Dear Tom:

On behalf of Viskase Companies, Inc. (“Viskase” or the “Company”), I am pleased to present you with the following job offer, subject to review and approval of the Compensation Committee of Viskase’s Board of Directors:

Title:	Vice President and Chief Financial Offer

Reporting to:	Tim Feast, President and CEO

Location:	Lombard, IL – Corporate Headquarters

Start Date:	January 3, 2023

Compensation:

Your compensation per semi-monthly pay period will be $16,250.00 (annualized at $390,000), payable on the 15th and the last business day of each month. All of your compensation is subject to deductions as required by the law.

Bonus Plan:

You will be eligible to participate in the Executive Incentive Plan (or its successor plan) for the fiscal year ending December 31, 2023. Your target annual discretionary bonus under this Plan will be 60% of your earned base salary for the Plan year. Bonuses are prorated for actual time worked in the position. To be eligible for a bonus payment, you must be an active employee on the date the bonus is paid. The bonus compensation will be subject to all terms and conditions of the Executive Incentive Plan (or its successor plan) document, which is subject to change at any time.

Long-Term Incentive Plan:

You also will be eligible to participate in the Viskase Companies, Inc. Long-Term Incentive Plan (the “LTI Plan”). Any award under the LTI Plan will be based on a percentage increase of the net asset value of the Company over an established baseline. The LTI Plan details will be provided at a later date. Any award under the LTI Plan shall be payable in accordance with and subject to the terms and conditions of the LTI Plan as approved by the Compensation Committee of the Board of Directors of Viskase.

Paid Time Off:

Viskase has a Paid Time Off Policy to cover your vacation, sick, and personal needs. You begin to accrue your PTO from Date of Hire but cannot use PTO during your first 90 days of employment. Your annual 28 days of earned PTO will be subject to the terms of the Viskase PTO policy. Viskase reserves the right to add, change, or modify the policy at any time.

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176

Tom Holz

December 19, 2022

Benefits:

You will be eligible to participate in Viskase benefit plans including health; dental; vision; life; dependent life; health savings account (HSA); contributory 401(k) with Company match and no vesting requirement, and short-term and long-term disability insurance. All benefit plans except STD and LTD are effective the first of the month following employment. STD and LTD are effective after 90 days of employment. Viskase Companies Inc. reserves the right to add, change, or terminate benefits at any time, including but not limited to, those set forth above.

Severance Benefits:

In the event of an involuntary termination of your employment by the Company, except for Cause, you would be eligible for 26 weeks of severance, per the Viskase Severance Plan, and, also subject to applicable payroll taxes. Your eligibility for severance benefits begins after 90 days of employment.

This offer, and your employment, are conditioned upon successful completion of a drug screen (hair follicle) and background and reference check.

Further, this offer, and your initial and continued employment, are conditioned upon your agreement, as attested by your signature on a Viskase Noncompetition and Nonsolicitation Agreement, that you will not either directly or indirectly during your employment by the Company and for twenty-four (24) months after your employment with the Company ceases engage in competition with the Company or its affiliates. In addition to other covenants which will be contained in the Viskase Noncompetition and Nonsolicitation Agreement and the Memorandum of Employee Agreement – Confidentiality/Work Product/Non-Disparagement, and other Company employment documentation, you agree that during and after your employment you shall not disclose to any third party any confidential or proprietary information of the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, officers, managers, and employees. You further agree that during and after your employment you will not disparage, verbally or in writing, anyone in the Company, any of its affiliates or subsidiaries, or any of their respective owners, members, directors, officers, managers, or employees, and their family members. The details of the Viskase Noncompetition and Nonsolicitation Agreement and the Memorandum of Employee Agreement – Confidentiality/Work Product/Non-Disparagement, and other Company employment documentation will be presented to you and signed by you prior to your employment. Nothing in this offer of employment prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-compliance with the disclosure provisions of this letter and other Company employment documentation shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176

Tom Holz

December 19, 2022

This offer, and your employment, are also conditioned upon your covenant and representation that (i) you are not a party to any contract, commitment, restrictive covenant or agreement, nor are you subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict you from accepting this position and performing your duties, (ii) you have not shared with the Company or any of its affiliates, or any of its or their directors, officers, employees or agents, and will not share or use, any confidential or proprietary information of any prior employer or contractor or any third party from whom you may have received confidential or proprietary information, (iii) you are not subject to any agreement or obligation that would limit your ability to act on behalf of the Company or any of its subsidiaries, (iv) your acceptance of this offer and your performance of your duties in respect thereof will not violate or conflict with any agreement or obligation to which you are subject, and (v) you have delivered to the Company true and complete copies of any currently effective employment agreement, non-competitive agreement or similar agreement to which you are subject.

This letter does not constitute a contract or employment agreement. You understand that your employment is “at will” and can be terminated, with or without cause and with or without notice, at any time. Nothing contained in this letter shall limit or otherwise alter the foregoing. Your employment will be subject to other policies, terms and conditions that may be established or modified by the Company from time to time.

On your first day of work, we require that you bring proof of your legal right to work in the United States for I-9 purposes.

We look forward to you joining our Viskase team. Please do not hesitate to contact me at [*****] or Jeff Bowen at [*****] if you have any questions.

Sincerely,

/s/ Tim Feast

Tim Feast

President and CEO

Cc: Jeff Bowen, Vice President and Chief People Officer

Employee File

ACCEPTED:

Name – Print	Signature	Date

THOMAS F. HOLZ	/s/ THOMAS F. HOLZ	12/19/2022

Viskase Companies, Inc.

333 East Butterfield Road, Suite 400, Lombard, Illinois, 60561 USA

Phone: (630) 874-0700 Fax: (630) 874-0176